Exhibit 99.1

For Immediate Release

February 23, 2012

SAP Completes Acquisition of SuccessFactors, Inc.

WALLDORF, Germany and SAN MATEO, California — February 23, 2012 — Following the successful closing of SAP AG’s (NYSE: SAP) cash tender offer for all issued and outstanding shares of SuccessFactors, Inc. (NYSE: SFSF) (“SuccessFactors”), SAP and SuccessFactors today announced that SAP has completed the acquisition of SuccessFactors. The acquisition was completed via a short-form merger under Delaware law pursuant to which Saturn Expansion Corporation., an indirectly wholly owned subsidiary of SAP, was merged with and into SuccessFactors, with SuccessFactors surviving the merger as a wholly owned subsidiary of SAP America, Inc., the U.S. operating subsidiary of SAP AG. As a result of the merger, all outstanding shares of SuccessFactors that were not tendered into the previously completed tender offer (other than shares held by SuccessFactors, SAP America or any of their wholly-owned subsidiaries, and shares held by stockholders that properly exercise appraisal rights under Delaware law) were converted into the right to receive $40.00 per share in cash without interest and subject to any required withholding of taxes, the same consideration paid to stockholders in the tender offer.

SuccessFactors has notified the New York Stock Exchange, Deutsche Börse, and the Professional Segment of Euronext Paris of the completion of the acquisition and expects trading of shares of its common stock to be suspended on each exchange pending delisting of such shares.

About SAP

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device – SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 183,000 customers (includes customers from the acquisition of Sybase) to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

About SuccessFactors, an SAP company

SuccessFactors, an SAP company, is the leading provider of cloud-based Business Execution Software, and delivers business alignment, team execution, people performance, and learning management solutions to organizations of all sizes across more than 60 industries. With approximately 15 million subscription seats globally, we strive to delight our customers by delivering innovative solutions, content and analytics, process expertise and best practices insights from serving our broad and diverse customer base. Today, we have more than 3,500 customers in more than 168 countries using our application suite in 35 languages.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction.

SAP is not obligated to, and undertakes no obligation to, publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this document. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the SEC, including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer and the satisfaction of closing conditions, including the receipt of regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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© 2012 by SAP AG. All rights reserved.

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For customers interested in learning more about SAP products:

Global Customer Center: +49 180 534-34-24

United States Only: 1 (800) 872-1SAP (1-800-872-1727)

For more information, press only:

Christoph Liedtke, SAP, +49 6227 7-50383, christoph.liedtke@sap.com, CET

Jim Dever, SAP, +1 (610) 661-2161, james.dever@sap.com, EST

SAP Press Office, +49 (6227) 7-46315, CET; +1 (610) 661-3200, EST; press@sap.com

Andrea Meyer, SuccessFactors, +1 (415) 370 7329, ameyer@successfactors.com, PST

For more information, financial community only:

Stefan Gruber, SAP, +49 6227 7-44872, investor@sap.com, CET